Exhibit 4.1

MUTUAL TERMINATION AND RELEASE AGREEMENT

THIS MUTUAL TERMINATION AND RELEASE AGREEMENT (the “Agreement”), is dated as of May 28, 2014 (the “Effective Date”), by and between NUVILEX, INC., a Nevada corporation (the “Company”), and LINCOLN PARK CAPITAL FUND, LLC, an Illinois limited liability company (the “Investor”).

WHEREAS, the Investor and the Company mutually desire to terminate the Purchase Agreement dated as of February 14, 2014 and amended March 21, 2014, by and between the Company and the Investor (the “Purchase Agreement”) whereby the Investor has invested $2,000,000 in the Company (all capitalized terms used in this Agreement that are not defined in this Agreement shall have the meanings set forth in the Purchase Agreement); and

WHEREAS, in connection with such termination of the Purchase Agreement, the Company desires to issue to the Investor, and the Investor desires to receive from the Company, securities of the Company as more fully described in this Agreement; and

WHEREAS, subsequent to the termination of the Purchase Agreement, the Company desires to enter into that certain placement agent agreement with Chardan Capital Markets, LLC with regard to an “at-the-market” offering (the “Chardan ATM”), and in connection therewith desires to obtain the Investor’s consent to enter into the Chardan Agreement and to consummate the transactions contemplated therein, and the Investor desires to grant such consent.

NOW THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

1.          TERMINATION OF THE PURCHASE AGREEMENT.

The Purchase Agreement and the other Transaction Documents between the Investor and the Company related to the Purchase Agreement (other than this Agreement) are hereby terminated effective as of the Effective Date and any and all rights, duties and obligations arising thereunder or in connection with the Purchase Agreement, and the Transaction Documents (other than this Agreement) are now and hereafter fully and finally terminated, provided however that, subject to the last sentence of this Section, (i) the representations and warranties of the Investor and Company contained in Sections 3 and 4 of the Purchase Agreement, (ii) the covenants regarding Variable Rate Transactions contained in Section 5(l) of the Purchase Agreement (the “Variable Rate Covenants”), (iii) the indemnification provisions set forth in Section 9 of the Purchase Agreement, and (iv) the agreements and covenants set forth in Sections 11 and 12 of the Purchase Agreement, each shall survive such termination and shall continue in full force and effect(the “Surviving Obligations”). Further, notwithstanding any contrary terms contained in Section 5(l) of the Purchase Agreement, the Variable Rate Covenants shall continue in full force and effect until the earlier of one year from the Effectiveness Date (as defined below), or until the Investor no longer owns any shares of Common Stock issued to it by the Company, at which time such Variable Rate Covenants shall terminate.

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2.          MUTUAL GENERAL RELEASE.

Except as may arise under or in connection with this Agreement and the Surviving Obligations, the Company and the Investor hereby release and forever discharge each party hereto and its predecessors, successors and assigns, employees, shareholders, partners, managing members, officers, directors, agents, subsidiaries, divisions and affiliates from any and all claims, causes of actions, suits, demands, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments whatsoever in law or in equity, whether known or unknown, including, but not limited to, any claim arising out of or relating to the transactions described in the Purchase Agreement and Transaction Documents (other than the Surviving Obligations) which any party hereto had, now has or which its heirs, executors, administrators, successors or assigns, or any of them, hereafter can, shall or may have, against any party hereto or such parties predecessors, successors and assigns, employees, shareholders, partners, managing members, officers, directors, agents, subsidiaries, divisions and affiliates, for or by reason of any cause, matter or thing whatsoever, whether arising prior to, on or after the date hereof, provided, however, that (i) this Agreement, and (ii) the Surviving Obligations shall continue in full force and effect as the legal, valid and binding obligation of each party thereto enforceable against each such party in accordance with their respective terms.

3.          TERMINATION SHARES AND REGISTRATION OF COMMON STOCK.

(a)          Termination Shares. In consideration for the Investor’s execution and delivery of this Agreement, the Company shall cause to be issued to the Investor a total of One Million Sixty-Two Thousand Five Hundred (1,062,500) shares of Common Stock (collectively, the “Termination Shares”). Immediately upon the execution of this Agreement, the Company shall cause to be issued to the Investor the Termination Shares and shall deliver to the Transfer Agent irrevocable instructions with respect to the issuance of the Termination Shares in substantially the same form as attached to the Purchase Agreement.

(b)          Registration Statement.

(i) The Company shall file with the SEC, within five (5) calendar days from the date on which it has been advised that the SEC has no further comments on its Annual Report on Form 10-K for the year ended April 30, 2013, a new registration statement (the “Registration Statement”) covering the shares to be sold in connection with the Chardan ATM and the resale of the Termination Shares and those 13,052,000 shares of Common Stock previously issued by the Company to the Investor via a private placement transaction (such 13,052,000 shares, collectively with the Termination Shares, the “Registrable Shares”). The Investor and its counsel shall have a reasonable opportunity to review and comment upon the Registration Statement and any amendment or supplement to such Registration Statement and any related prospectus prior to its filing with the SEC, and the Company shall give due consideration to all such comments. The Investor shall furnish all information reasonably requested by the Company for inclusion therein. The Company shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC within one hundred eighty (180) calendar days from the date on which it was filed with the SEC (the “Effectiveness Date”), and any amendment thereto declared effective by the SEC at the earliest possible date. In the event that the Registration Statement has not been (i) filed on or before the date required under the first sentence of this Section 3(b) or (ii) declared effective by the Effectiveness Date, the Company shall pay to the Investor a fee of One Thousand Dollars ($1,000) per day until the Registration Statement has been declared effective by the SEC. The Company shall use reasonable best efforts to keep the Registration Statement effective pursuant to Rule 415 promulgated under the Securities Act and available for the resale by the Investor of all of the Registrable Shares covered thereby at all times until the date on which the Investor shall have sold all the Registrable Shares covered thereby (such period of time, the “Registration Period”). The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company shall not file another registration statement with the SEC until the Registration Statement registering the Registrable Shares is declared effective by the SEC.

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(ii) On the earlier of (i) the date that the Registration Statement becomes effective (the “Commencement Date”) and (ii) such time that the Investor shall request, provided all conditions of Rule 144 under the Securities Act are met, the Company shall, no later than one (1) Business Day following the delivery by the Investor to the Company or the Transfer Agent of one or more legended certificates representing the Registrable Shares as the case may be (which certificates the Investor shall promptly deliver on or prior to the first to occur of the events described in clauses (i) and (ii) of this sentence), as directed by the Investor, issue and deliver (or cause to be issued and delivered) to the Investor, as requested by the Investor, either: (A) a certificate representing such Registrable Shares that is free from all restrictive and other legends or (B) a number of shares of Common Stock equal to the number of Registrable Shares represented by the certificate(s) so delivered by the Investor as DWAC Shares. The Company shall take all actions to carry out the intent and accomplish the purposes of the immediately preceding sentence, including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to the Transfer Agent, and any successor transfer agent of the Company, as may be requested from time to time by the Investor or necessary or desirable to carry out the intent and accomplish the purposes of the immediately preceding sentence. On the Commencement Date, the Company shall issue to the Transfer Agent, and any subsequent transfer agent, (i) irrevocable instructions in the form required by the Investor (the “Commencement Irrevocable Transfer Agent Instructions”) and (ii) a notice of effectiveness of the Registration Statement in the form required by the Investor (the “Notice of Effectiveness of Registration Statement”), in each case with respect to the Registrable Shares in accordance with the terms of this Agreement. So long as the Registration Statement remains effective, any and all Registrable Shares that are issued from and after the Commencement Date to or for the benefit of the Investor shall be issued only as DWAC Shares. The Company represents and warrants to the Investor that, after the Effective Date and so long as the Registration Statement remains effective, no instruction other than the Commencement Irrevocable Transfer Agent Instructions and the Notice of Effectiveness of Registration Statement referred to in this Section 3(b)(ii) will be given by the Company to the Transfer Agent with respect to the Registrable Shares from and after the Commencement Date, and the Registrable Shares covered by the Registration Statement shall otherwise be freely transferable on the books and records of the Company. The Company agrees that if the Company fails to fully comply with the provisions of this Section 3(b)(ii) within five (5) Business Days of the Investor providing the deliveries referred to above, the Company shall, at the Investor’s written instruction, purchase such shares of Common Stock containing the Restrictive Legend from the Investor at the greater of the (i) purchase price paid for such shares of Common Stock (as applicable) and (ii) the Closing Sale Price of the Common Stock on the date of the Investor’s written instruction.

(c)          Rule 424 Prospectus. The Company shall, as required by applicable securities regulations, from time to time file with the SEC, pursuant to Rule 424 promulgated under the Securities Act, the prospectus and prospectus supplements, if any, to be used in connection with sales of the Registrable Shares under the Registration Statement. The Investor and its counsel shall have a reasonable opportunity to review and comment upon such prospectus prior to its filing with the SEC, and the Company shall give due consideration to all reasonable comments to the extent they relate to the Investor or the Purchase Agreement. The Investor shall use its reasonable best efforts to comment upon such prospectus within two (2) Business Days from the date the Investor receives the final pre-filing version of such prospectus.

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(d)          Delivery of Copies. Upon request of the Investor, the Company shall furnish to the Investor, (i) promptly after the same is prepared and filed with the SEC, at least one copy of the Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, (ii) upon the effectiveness of the Registration Statement, a copy of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as the Investor may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as the Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Shares owned by the Investor. For the avoidance of doubt, any filing available to the Investor via the SEC’s live EDGAR system shall be deemed “furnished to the Investor” hereunder.

(e)          Blue Sky Compliance. The Company shall use reasonable best efforts to (i) register and qualify the Registrable Shares under such other securities or "blue sky" laws of such jurisdictions in the United States as the Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Shares for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(e), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Shares for sale under the securities or "blue sky" laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

(f)          Material Changes. As promptly as practicable after becoming aware of such event or facts, the Company shall notify the Investor in writing of the happening of any event or existence of such facts as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and deliver a copy of such supplement or amendment to the Investor (or such other number of copies as the Investor may reasonably request). The Company shall also promptly notify the Investor in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when the Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to the Investor by e-mail or facsimile on the same day of such effectiveness and by overnight mail), (ii) of any request by the SEC for amendments or supplements to the Registration Statement or related prospectus or related information, and (iii) of the Company's reasonable determination that a post-effective amendment to the Registration Statement would be appropriate.

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(g)          Stop Orders. The Company shall use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of the Registration Statement, or the suspension of the qualification of any Registrable Shares for sale in any jurisdiction and, if such an order or suspension is issued or otherwise occurs, to obtain the withdrawal of such order or resumption of such effectiveness at the earliest possible moment and to notify the Investor of the issuance of such order or occurrence of such suspension and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(h)          Securities Exchange. The Company shall (i) cause all the Registrable Shares to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Shares is then permitted under the rules of such exchange, or (ii) secure designation and quotation of all the Registrable Shares on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 3(h).

(i)          Certificates. The Company shall cooperate with the Investor to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Shares or electronic delivery of such securities to be offered pursuant to the Registration Statement and enable such certificates to be in such denominations or amounts as the Investor may reasonably request and registered in such names as the Investor may request.

(j)          Transfer Agent. The Company shall at all times provide a transfer agent and registrar with respect to its Common Stock.

(k)          Supplements; Amendments. If requested by the Investor, the Company shall (i) immediately incorporate in a prospectus supplement or post-effective amendment such information as the Investor believes should be included therein relating to the sale and distribution of Registrable Share; (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as practicable upon notification of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any registration statement. The Investor agrees that, upon receipt of any written or oral notice received by the Company and written notice from the Company to the Investor of the happening of any event or existence of facts of the kind described in the first sentence of Section 3(g) or this Section 3(k), the Investor will immediately discontinue disposition of Registrable Securities pursuant to any registration statement(s) covering such Registrable Securities until the Investor's receipt of the copies of the supplemented or amended prospectus contemplated by in the first sentence of Section 3(g) or this Section 3(k). Notwithstanding anything to the contrary, the Company shall cause its transfer agent to promptly deliver shares of Common Stock without any restrictive legend in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which an Investor has entered into a contract for sale prior to the Investor's receipt of a notice from the Company of the happening of any event of the kind described in in the first sentence of Section 3(g) or this Section 3(k) and for which the Investor has not yet settled.

(l)          Other Authorities. The Company shall use its reasonable best efforts to cause the Registrable Shares covered by any registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Shares.

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(m)          Registration Confirmation. Within one (1) Business Day after any registration statement which includes the Registrable Shares is ordered effective by the SEC, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Shares (with copies to the Investor) confirmation that such registration statement has been declared effective by the SEC. Thereafter, if requested by the Investor at any time, the Company shall require its counsel to deliver to the Investor a written confirmation whether or not the effectiveness of such registration statement has lapsed at any time for any reason (including, without limitation, the issuance of a stop order) and whether or not the registration statement is current and available to the Investor for sale of all of the Registrable Shares.

(n)          Other Actions. The Company shall take all other reasonable actions reasonably requested by the Investor in connection with the disposition by the Investor of Registrable Shares pursuant to the Registration Statement. The Company hereby represents and warrants that it has not provided the Investor with any information that constitutes or may constitute material non-public information. The Company confirms that neither it nor any other Person acting on its behalf shall provide the Investor or its agents or counsel with any information that constitutes or might constitute material, non-public information, unless a simultaneous public announcement thereof is made by the Company in the manner contemplated by Regulation FD. In the event of a breach of the foregoing covenant by the Company or any Person acting on its behalf (as determined in the reasonable good faith judgment of the Investor), in addition to any other remedy provided herein, the Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by the Company; provided the Investor shall have first provided notice to the Company that it believes it has received information that constitutes material, non-public information, the Company shall have at least 24 hours to publicly disclose such material, non-public information prior to any such disclosure by the Investor, and the Company shall have failed to publicly disclose such material, non-public information within such time period. The Investor shall not have any liability to the Company, any of its Subsidiaries, or any of their respective directors, officers, employees, stockholders or agents, for any such disclosure. The Company understands and confirms that the Investor shall be relying on the foregoing representation and covenants in effecting transactions in securities of the Company.

4.          CONSENT TO CHARDAN ATM.

Notwithstanding any applicable restrictions in the Purchase Agreement, Transaction Documents, or otherwise, the Investor hereby consents to the Company’s entering into the Chardan ATM and also consents to the Company’s pursuit and consummation of the transactions related thereto, provided that there are no provisions within such agreement that in any manner, directly or indirectly, limit the Investor’s ability to carry out or effect the sale of shares of Common Stock pursuant to a registration statement or otherwise, or in any manner, directly or indirectly, conflict with the Surviving Obligations and the Company and parties thereto shall execute the Chardan Agreement within three (3) calendar days from the Effective Date and the Company files a Current Report on Form 8-K to report such transaction within four (4) Business Days of the Chardan Agreement’s execution date.

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5.          MISCELLANEOUS.

(a)          Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, County of New York, for the adjudication of any dispute hereunder or under the other Transaction Documents or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)          Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

(c)          Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)          Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)          Notices. Any notices, consents or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt when delivered personally; (ii) upon receipt when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:

Nuvilex, Inc.

12510 Prosperity Drive, Suite #310

Silver Springs, MD 20904

Telephone: (917) 5950-2850

Facsimile: (917) 595-2851

E-mail: kwaggoner@nuvilex.com

Attention: Kenneth L. Waggoner, CEO

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With a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Telephone: (212) 407-4159

Facsimile: (212) 504-3013

E-mail: mnussbaum@loeb.com

Attention: Mitchell S. Nussbaum, Esq.

If to the Investor:

Lincoln Park Capital Fund, LLC

440 North Wells, Suite 410

Chicago, IL 60654

Telephone: 312-822-9300

Facsimile: 312-822-9301

E-mail: jscheinfeld@lpcfunds.com/jcope@lpcfunds.com

Attention: Josh Scheinfeld/Jonathan Cope

With a copy to (that shall not constitute notice):

K&L Gates LLP

200 S. Biscayne Boulevard, Suite 3900

Miami, FL 33131

Telephone: 305.539.3300

Facsimile: 305.358.7095

E-mail: clayton.parker@klgates.com

Attenton: Clayton E. Parker, Esq.

or at such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent or other communication, (B) mechanically or electronically generated by the sender's facsimile machine or email account containing the time, date, and recipient facsimile number or email address, as applicable, and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

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(f)          Disclosure; SEC Filings. The Company shall file with the SEC the Current Report on Form 8-K set forth as Exhibit A hereto by no later than 5:00 p.m. Eastern Time, on May__, 2014. The Company and the Investor each hereby unconditionally agree that for a period of two (2) years from the Effective Date that without the prior written consent of the other party, neither party shall issue any other press release, make any other SEC filing, make any other public or private communication or disclosure, written or verbal, of any kind whatsoever with respect to: (i) the other party, its employees, its managers, or any of its affiliates, (ii) the Purchase Agreement, the transactions or any registration statement contemplated under the Purchase Agreement, (iii) this Agreement, and (iv) the termination of the Purchase Agreement. Notwithstanding the foregoing, any party may make written communications and written public disclosures with respect to: (i) the other party, its employees, its managers, or any of its affiliates, (ii) the Purchase Agreement, the transactions or any registration statement contemplated under the Purchase Agreement, (iii) this Agreement, and (iv) the termination of the Purchase Agreement, if and only if: (a) required by law or government regulation (and if required by subpoena or other judicial order such information may be communicated orally as required by such proceedings), (b) required by court order (such information may be communicated orally if required by such order), or (c) required in connection with a written government request, in each case, as evidenced by written advice from such party’s legal counsel, in each case, after giving the other party one (1) Business Day prior written notice and the opportunity to review such written communication or written public disclosure (however, in the case of oral disclosures required by subpoena or court order the parties agree and acknowledge that there may be no practicable opportunity to review such matters). Such written advice from such party’s legal counsel shall specify in meaningful detail all facts and legal analysis which form the basis of such written advice. In addition to and notwithstanding the foregoing, the Company shall also be permitted to make disclosures in any of its SEC filings but only to the extent that such disclosures are: (I) substantially the same as the information set forth in the Current Report on Form 8-K set forth as Exhibit A hereto, (II) is substantially the same as information which was disclosed by the Company in an SEC filing made prior to the date hereof or (III) is required by the Company’s independent registered accounting firm to grant its consent to or approve a particular SEC filing as evidenced by written advice from the Company’s independent registered accounting firm. Such written advice from the Company’s independent registered accounting firm shall specify in meaningful detail all facts and analysis which form the basis of such written advice.

(g)          Rule 144. With a view to making available to the Investor the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Investor to sell any of its shares of Common Stock to the public without registration ("Rule 144"), the Company agrees to fully cooperate in the removal of restrictive legend from any Common Stock share certificates delivered to the Company for transfer by the Investor together with an opinion of Investor’s counsel reasonably acceptable to the Company and in customary form that registration is not required under the Securities Act of 1933 or similar state laws in compliance with Rule 144.

(h)          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor, including by merger or consolidation. The Investor may not assign its rights or obligations under this Agreement.

(i)          No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(j)          Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

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(k)          No Strict Construction. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(l)          Changes to the Terms of this Agreement. This Agreement and any provision hereof may only be amended by an instrument in writing signed by the Company and the Investor. The term "Agreement" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

(m)          Failure or Indulgence Not Waiver. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

** SIGNATURE PAGE FOLLOWS **

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IN WITNESS WHEREOF, the Investor and the Company have caused this Mutual Termination and Release Agreement to be duly executed as of the date first written above.

COMPANY:

NUVILEX, INC.

By: /s/ Kenneth L. Waggoner

Name: Kenneth L. Waggoner

Title: Chief Executive Officer

INVESTOR:

LINCOLN PARK CAPITAL FUND, LLC

BY: LINCOLN PARK CAPITAL PARTNERS, LLC

BY: ROCKLEDGE CAPITAL CORPORATION

By: /s/ Josh Scheinfeld

Name: Josh Scheinfeld

Title: President

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EXHIBIT A

CURRENT REPORT ON FORM 8-K

Attached hereto.

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United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 28, 2014

Date of Report (Date of earliest event reported)

NUVILEX, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-68008	62-1772151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12510 Prosperity Drive, Suite 310 Silver Spring, Maryland	20904-1643
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (917) 595-2850

N/A ___________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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Item 1.01    Entry into a Material Definitive Agreement.

On May 28, 2014, Nuvilex, Inc., a Nevada corporation (“Company”), entered into a financial advisory, offering and at the market offering engagement agreement (“Chardan Agreement”), with Chardan Capital Markets, LLC (“Chardan”) pursuant to which Chardan has agreed to use its reasonable best efforts to act as the Company’s sales agent in connection with the sale of the Company’s common stock, $.0001 par value per share (“Common Stock”) in “at the market” or privately negotiated transactions of up to $50,000,000, depending upon market conditions and at the discretion of the Company. In connection with such transactions, the Company has agreed to pay Chardan: (i) a cash fee of 3% of the gross proceeds from the sale of any shares of Common Stock sold in an “at-the-market” offering and (ii) a cash fee of 7% of the aggregate sales price of any distinct blocks of Common Stock sold under the Chardan Agreement, plus five-year warrants representing 5% of the number of shares of Common Stock sold. In addition, the Company has agreed to reimburse certain expenses of Chardan in an amount not to exceed $15,000.

Item 1.02    Termination of a Material Definitive Agreement.

On February 14, 2014, the Company entered into a purchase agreement (“Purchase Agreement”) and a registration rights agreement (“Registration Rights Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”) pursuant to which Lincoln Park purchased $2,000,000 of our Common Stock and the Company had the right to sell to Lincoln Park up to $25,000,000 in shares of its Common Stock, subject to certain limitations.

On May 28, 2014, the Company and Lincoln Park entered into a Mutual Termination and Release Agreement (“Termination Agreement”) terminating the Purchase Agreement provided that: (i) the representations and warranties of Lincoln Park and the Company contained in the Purchase Agreement; (ii) the covenants regarding “Variable Rate Transactions” (as defined in the Purchase Agreement) contained in the Purchase Agreement (“Variable Rate Covenants”); (iii) the indemnification provisions set forth in Section 9 of the Purchase Agreement; (iv) the agreements and covenants set forth in the Purchase Agreement regarding notice, governing law and certain other related administrative provisions; and (v) the obligations of the Company to register for resale all 14,125,000 shares of Common Stock currently owned by Lincoln Park each survive such termination and continue in full force and effect indefinitely, and provided further that the Variable Rate Covenants will terminate upon the earlier of the one year anniversary of the effectiveness of the registration referred to in the preceding clause (v) (“Effective Date”) and the date on which Lincoln Park has sold all of its shares of Common Stock. Pursuant to the Termination Agreement, Lincoln Park has consented to the entry into of the Chardan Agreement, so long there are no provisions within the Chardan Agreement that in any manner, directly or indirectly, limit Lincoln Park’s ability to carry out or effect the sale of shares of Common Stock pursuant to a registration statement or otherwise, or in any manner, directly or indirectly, conflict with the surviving obligations under the Termination Agreement and the Company and Chardan execute the Chardan Agreement within three (3) calendar days from the Effective Date and the Company files a Current Report on Form 8-K to report such transaction within four (4) business days of the Chardan Agreement’s execution date. The Company has issued 1,062,500 shares of its Common Stock to Lincoln Park in connection with it consenting to this transaction.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

4.1	Mutual Termination and Release Agreement, dated as of May 28, 2014, by and between Nuvilex, Inc. and Lincoln Park Capital Fund, LLC.

10.1	Financial Advisory, Offering and At the Market Offering Engagement Letter between Nuvilex, Inc. and Chardan Capital Markets, LLC dated May 28, 2014.

99.1	Press Release dated May 29, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated May 29, 2014

NUVILEX, INC.

By: __________________

       Kenneth L. Waggoner

       Chief Executive Officer

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